EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MIDWAY ACQUIRES INEVITABLE ENTERTAINMENT

Acclaimed Development Studio behind ‘AREA 51’
Renamed Midway Studios - Austin

CHICAGO, IL - October 11, 2004 - Midway Games Inc. (NYSE: MWY) announced today that it has acquired Austin, Texas-based Inevitable Entertainment Inc., the development studio working on Midway’s upcoming new videogame, AREA 51. Midway acquired privately-held Inevitable in an all-stock transaction for 218,421 Midway common shares. The acquisition accelerates Midway’s previously announced plans to open an Austin studio and increases the Company’s internal development resources.

Midway president and chief executive officer David F. Zucker commented, “In acquiring Inevitable Entertainment, we have added an extremely creative development group to our product development organization and furthered our ability to deliver high-quality, compelling content. Our increased internal product development capabilities offer an important balance and blend with our external development partners, and enable us to continue to publish critically and commercially successful software for current and future systems.”

In addition to shares issued for the acquisition of Inevitable Entertainment, a total of 152,824 restricted shares of Midway common stock were issued to key Inevitable employees as retention incentives. The restrictions on the stock will lapse in stages over a period of three years, provided the employee remains employed by the Company. The Inevitable employees who received restricted shares were: Daryl Allison, Steve Broumley, Russell Byrd, Pete Franco, Craig Galley, Matt Green, Cyrus Lum, Aaron Smischney, Jim Stiefelmaier, Michael Traub, and Andy Thyssen.

Based in Austin’s technology corridor, Inevitable Entertainment is an innovative developer of high-quality interactive entertainment products. Established in 2000, Inevitable quickly achieved success through their first effort, the engaging and critically-acclaimed Tribes Aerial Assault which was the first online multiplayer first-person shooter for the PlayStation 2. The studio is currently developing Midway’s AREA 51, which is scheduled for release in the first half of 2005 and features the voice-acting talents of David Duchovny, Powers Boothe and Marilyn Manson. AREA 51 is also expected to be the subject of an upcoming motion picture from Paramount.

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About Area 51
A small Special Forces unit including Specialist Ethan Cole of the HAZMAT (hazardous materials) Division is sent to investigate an incident at Area 51. As Cole, players will delve into the massive levels within the confines of Area 51, discovering a deadly mutagenic side effect of the virus that controls the minds of those infected, as well as an ancient alien colony buried beneath the facility. Players will uncover the truth behind chilling conspiracies as they come across the remnants of the extraterrestrial crash at Roswell, alien autopsies, and the faked lunar landing. Cole must solve the enigma of Area 51 before the viral mutagen is released and irrevocably mutates all life on Earth.

Featuring online capabilities of up to 16 players, AREA 51 is the only action-packed 1st person shooter set in the U.S. government’s rumored most secret and secure military facility. Players’ online AREA 51 experiences will be enhanced with game modes such as Deathmatch, Team Deathmatch, Capture the Flag, and Humans vs. Alien Mutant Team Deathmatch.

About Midway
Midway Games Inc. is a leading developer, publisher and marketer of interactive entertainment software. Midway videogames are available for play on all major videogame platforms including the PlayStation®2 computer entertainment system, Xbox®, Nintendo GameCube™ and Game Boy® Advance.

For more information about Midway Games visit www.midway.com.

Area 51 is a trademark of Midway Games West Inc. Midway is a registered trademark of Midway Amusement Games, LLC. All other trademarks are the property of their respective companies.

This press release contains forward-looking statements concerning future business conditions and the outlook for Midway Games Inc. (the "Company") based on currently available information that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, technological changes, dependence on major platform manufacturers and other risks more fully described under "Item 1. Business - Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2003, and in the more recent filings made by the Company with the Securities and Exchange Commission.

For More Information Contact:

Reilly Brennan                Chris Kooluris
Midway - Media Relations            HighWater Group - Media Relations
773-961-2557                  212-338-0077
rbrennan@midwaygames.com            chris@highwatergroup.com

Miguel Iribarren
Midway - Investor Relations
773.961.2222
miribarren@midwaygames.com

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